Exhibit 12.2

August 26, 2025

Damon Inc. 4601 Canada Way, Suite #402 Burnaby, British Columbia Canada V5G 4X7	Norton Rose Fulbright US LLP 1045 W. Fulton St., Suite 1200 Chicago, IL 60607 Tel +1 312 964 7800 Fax +1 312 964 7799 nortonrosefulbright.com

Ladies and Gentlemen:

Re:	Damon Inc. – Offering Statement on Form 1-A/A

We have acted as special United States legal counsel to Damon Inc., a British Columbia corporation (the “Company”), in connection with the Company’s Offering Statement on Form 1-A/A filed on the date hereof (the “Offering Statement”) with the United States Securities and Exchange Commission (the “Commission”) pursuant to Regulation A under the United States Securities Act of 1933, as amended (the “Act”). The Offering Statement relates to the qualification under the Act of the offering (the “Offering”) and sale of (i) up to 330,000,000 units (the “Units”) of the Company, each consisting of one common share, no par value (the “Common Shares”), and one warrant to purchase a Common Share (the “Warrants”), and (ii) all Common Shares and Warrants issued as part of the Units, including the Common Shares issuable upon exercise of the Warrants (the “Warrant Shares”), as specified in the Offering Statement.

In connection with the furnishing of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:

1. the Offering Statement;

2. the form of the Subscription Agreement (the “Subscription Agreement”) proposed to be entered into between the Company and the investors in the Units, included as Exhibit 4.1 to the Offering Statement;

3. the form of the Warrant Agency Agreement proposed to be entered into by and between Odyssey Transfer and Trust Company (the “Warrant Agent”) and the Company, included as Exhibit 3.3 to the Offering Statement (the “Warrant Agreement”); and

4. the Form of Warrant, included as Exhibit 3.4 to the Offering Statement.

For purposes of this opinion, in addition to the documents listed above, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including the corporate and organizational documents of the Company, and resolutions of the board of directors of the Company authorizing the Offering, issuance and qualification of the Units, Warrants and Warrant Shares, the Warrant Agreement and Subscription Agreement. Subject to the limitations set forth below, we have also made such examination of laws and regulations as we have deemed necessary or appropriate for the purposes of expressing the opinions set forth in this letter.

In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity and competency of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced, electronic or conformed copies of valid existing agreements or other documents, the authenticity of all the latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete. We have also assumed, without independent investigation, (i) that the Company is validly existing and in good standing under the laws of its jurisdiction of organization, (ii) that the Company has all necessary corporate power to execute, deliver and perform its obligations under the Warrants, the Warrant Agreement and the Subscription Agreement, (iii) that the execution, delivery and performance of the Warrants, the Warrant Agreement and the Subscription Agreement have been duly authorized by all necessary corporate action and do not violate the Company’s organizational documents or the laws of its jurisdiction of organization and (iv) the due execution and delivery of the Warrants, the Warrant Agreement and the Subscription Agreement by the Company, under the laws of its jurisdiction of organization. We have further assumed that the Warrants, the Warrant Agreement and the Subscription Agreement were duly authorized, executed and delivered by the Warrant Agent and the other parties thereto, and constitute the legal, valid and binding obligations of the Warrant Agent and the other parties thereto.

Based upon the foregoing and in reliance thereon, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Warrants included in the Units, when the Units are duly issued, delivered and paid for as contemplated in the Offering Statement and in accordance with the terms of the Subscription Agreement and the Warrant Agreement, and assuming the due authorization, execution and delivery of the Warrants by the Warrant Agent, will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and the terms of the Warrants and the Warrant Agreement.

Our advice on every legal issue addressed in this letter is based exclusively on the internal laws of the State of New York.

Our opinion expressed above is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law or judicially developed doctrine in this area (such as substantive consolidation or equitable subordination) affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing, (iv) public policy considerations which may limit the rights of parties to obtain certain remedies, (v) any requirement that a claim with respect to any security denominated in other than U.S. dollars (or a judgment denominated in other than U.S. dollars in respect of such claim) be converted into U.S. dollars at a rate of exchange prevailing on a date determined in accordance with applicable law, (vi) governmental authority to limit, delay or prohibit the making of payments outside of the United States or in a foreign currency or currency unit and (vii) any laws except the internal laws of the State of New York. We advise you that issues addressed by this letter may be governed in whole or in part by other laws, but we express no opinion as to whether any relevant difference exists between the laws upon which our opinions are based and any other laws which may actually govern.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance and sale of the Warrants.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof, and we assume no obligation to revise or supplement this opinion after the date of effectiveness should the present laws of the State of New York be changed by legislative action, judicial decision or otherwise after the date hereof.

This opinion is furnished to you in connection with the filing of the Offering Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

We hereby consent to the filing of this opinion as Exhibit 12.2 to the Offering Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Offering Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission.

Very truly yours,

/s/ Norton Rose Fulbright US LLP

Norton Rose Fulbright US LLP